UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 24, 2017

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

55 East 52nd Street

New York, New York 10055

(Address of principal executive offices)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 24, 2017, Curt Hessler and Francois de Saint Phalle, members of the Board of Directors (the “Board”) of Evercore Partners Inc. (the “Company”), each informed the Board of his decision not to stand for re-election and to retire from the Board at the Company’s 2017 annual meeting of stockholders.

(d) On April 24, 2017, the Board appointed Sir Simon M. Robertson as a director of the Board with a term expiring at the Company’s 2017 annual meeting of stockholders, and as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee.

There is no agreement, arrangement or understanding with any person pursuant to which Sir Simon was selected as a director, and he is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, and pursuant to the Company’s compensation policy for non-management directors, Sir Simon will be granted a one-time award of restricted stock units (“RSUs”) with a value of $50,000, which generally vests on the second anniversary of the date of grant. In the case of such RSU grant, shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. Sir Simon will also receive the standard non-management director compensation arrangement.

The size of the Board was increased from ten to eleven directors upon the appointment of Sir Simon, and will decrease to nine directors upon the retirements of Messrs. Hessler and de Saint Phalle on the date of the 2017 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERCORE PARTNERS INC.

By:	/s/ Adam B. Frankel
	Name:	Adam B. Frankel
	Title:	General Counsel

Dated: April 28, 2017